EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2016 Conference Call
May 6, 2016
10:00 a.m. Central

Introductory Comments - Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for Ashford Hospitality Trust for the first quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 5, 2016, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone and thank you for joining us. Our first quarter RevPAR growth of 2.5% was in-line with industry results. The industry as a whole was impacted by the unfavorable shift of Easter into the first quarter, as well as more modest corporate transient demand. Note that we also faced a relatively tough year-over-year comparison. Nevertheless, we posted solid EBITDA and AFFO growth and saw margins expand during the quarter.

The industry outlook for the balance of 2016 remains strong, as demand growth is expected to continue to outpace supply growth, and PKF forecasts that will continue at least through 2017. Occupancy continues to be at all-time highs, which should support continued pricing power and rate growth for the industry. Given these trends and the diversity of our portfolio, we believe we are well positioned to drive strong operating performance in the portfolio for the remainder of 2016.

Thinking and acting like shareholders has always distinguished Ashford Trust from others in our industry. We consider it to be an important component of our value proposition, one of our main competitive advantages, and a key reason for our consistent superior long-term performance.

Since our IPO, Ashford Trust has achieved a 110% total shareholder return compared to a 77% return for our peers. We are particularly shareholder focused as we are also substantial shareholders, with 18% insider ownership - the highest of all hotel REITs. To put that in context, the peer average insider ownership is around 2%. Having so much of our personal capital invested in the platform has created a high level of alignment between our management team and our shareholders. Additionally, the structure of our unique advisory agreement with Ashford Inc. provides significant incentives to outperform versus our peer group.

In addition to operational execution, we are always exploring ways to maximize the value of our portfolio. As we announced in January, we are focused on divesting our non-core, select-service assets and are pursuing a refined sales process in the form of smaller portfolios and/or individual asset sales. Douglas will provide a more detailed update on our progress.

We will continue to focus on upper upscale full-service hotels while utilizing moderate leverage, targeted at 55% to 60% net debt to gross assets, to maximize returns. We will also seek to maintain a cash and cash equivalents balance equal to 25% to 35% of total equity market capitalization for financial flexibility. We believe this excess cash balance provides a hedge against a downturn in the economy, and also provides for dry powder necessary to capitalize on attractive investment opportunities and stock buybacks, which can drive significant value creation for our shareholders. Finally, we will not be pursuing additional spinoffs, rather we will continue to execute on divesting of the non-core, select-service assets I spoke about a moment ago.

We remain optimistic about 2016 as industry fundamentals remain strong. We are committed to maximizing value for our shareholders as we focus on generating solid operating performance and continuing to execute on opportunistic sales of our remaining select-service assets.

We thank you all for your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Monty.

For the first quarter of 2016, we reported AFFO per diluted share of $0.36 compared with $0.30 a year ago. This reflects a 20% growth rate over the prior year.

Adjusted EBITDA totaled $105.0 million, reflecting an 18% growth rate over the prior year.

At quarter’s end, we had total assets of $5 billion in continuing operations. It had $3.9 billion of mortgage debt in continuing operations with a blended average interest rate of 5.2%. The debt is currently 28% fixed rate and 72% floating rate, all of which have interest rate caps in place. Including the market value of its equity investment in Ashford Inc., we ended the quarter with net working capital of $390 million, which equates to over $3.00 per share of value.

On the financing front, during the quarter, we completed the refinancing of three mortgage loans with existing balances of approximately $268 million. The previous loans that were refinanced included: the $91 million UBS 2 loan, the $103 million Merrill 2 loan and the $74 million Merrill 7 loan. The new loan totals $412.5 million and resulted in excess proceeds of approximately $118 million, after closing costs and reserves. The new loan is interest only and provides for a floating interest rate of LIBOR + 5.52%. This refinancing addressed all of our 2016 debt maturities and the next hard debt maturity is in April 2017.

As of March 31, 2016, our portfolio consisted of 132 hotels with 27,950 net rooms.

Our share count currently stands at 116.3 million fully diluted shares outstanding which is comprised of 95.7 million shares of common stock and 20.6 million OP units. We have 21.6 million OP units but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 20.6 million shares of common stock.

With regard to dividends, the Board of Directors declared a first quarter 2016 cash dividend of $0.12 per share or $0.48 per share on an annualized basis. Based on the current stock price, this represents an 8.4% dividend yield, one of the highest in the hotel REIT space. The adoption of a dividend policy does not commit the Company to declare future dividends. The Board will continue to review the dividend policy on a quarter-to-quarter basis.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

During the first quarter, we grew RevPAR by 2.5%, with EBITDA flowthrough of 49%. RevPAR for the portfolio was negatively impacted by the shift of the Easter holiday into the first quarter; however, our RevPAR growth outperformed its competitive sets.

I would now like to discuss a few successful asset management initiatives our team has undertaken at our properties that are driving very positive results. As I have discussed on previous calls, in August of 2013, we announced a plan to convert the Beverly Hills Crowne Plaza to a Marriott. The Marriott Beverly Hills officially opened on July 1st, 2015, and the renovation concluded in August, receiving an award from Marriott International for renovation excellence. From September 2015 through March 2016, total revenue grew by 67%, with EBITDA flowthrough of 55%. This positive trend was even more pronounced in 2016, where from January to March the hotel grew total revenue by 94% with EBITDA flowthrough of 57%, gaining 5,400 basis points in market share versus competitors.

In July of 2015, we completed the acquisition of the W Atlanta Downtown. One of our team’s strategies with this property was to focus on a number of value-add opportunities outside of traditional hotel operations. To date, we have changed out the management for the on-property billboard signage that has great visibility from Interstate 75 and renegotiated guest parking arrangements, which together should generate over $500k in incremental EBITDA.

In April of 2015, we completed a full guestroom renovation at the Hyatt Regency Savannah in the Historic District. The refreshed room concept draws from the rich history of Savannah, featuring a locally inspired design to provide a memorable experience for guests. In the first quarter of 2016, the property gained 30% in market share index on a year-over-year basis and exceeded the previous 3-year first quarter average by 11.4%. This is just one of many examples of our effective deployment of capital into our portfolio.

I will now hand the call over to Douglas.

Capital Market Strategies - Douglas Kessler

Thank you Jeremy.

Recently, we announced a positive first step in our strategy to divest our non-core, select-service hotels as we entered into a definitive agreement to sell a 5-hotel, 1,396-room portfolio of select-service hotels for $142 million in cash, or $102,000 per key, to Noble Investment Group.

The portfolio is comprised of the 146-room Courtyard Edison in Edison, New Jersey; the 150-room Residence Inn Buckhead in Atlanta; and the 312-room Courtyard Lake Buena Vista, 388-room Fairfield Inn Lake Buena Vista and 400-room Springhill Suites Lake Buena Vista in Orlando.

The purchase price, including projected capex to be invested by Noble, represents a trailing 12-month cap rate of 8.0% on net operating income. On a trailing 12-month basis, the portfolio achieved RevPAR of $84, with occupancy of 79% and Average Daily Rate of $106. The portfolio has an existing debt balance of approximately $98 million and we expect the net proceeds from the disposition to be approximately $37 million after debt repayment and transaction costs. We plan to use the proceeds for general corporate purposes including net debt reduction, stock buybacks, or the acquisition of full-service hotels in line with Trust’s refined investment strategy of acquiring and owning upper-upscale, full-service hotels. The transaction is scheduled to close in the second quarter, subject to certain closing conditions. We will continue to pursue the opportunistic sale of our other non-core, select-service hotels over time, to maximize value for our shareholders.

This transaction validates the opportunistic approach we are taking to sell our non-core select-service assets. We continue to expect this refined sales process, in the form of smaller portfolios and/or individual asset sales, to garner higher values in the current market environment. We will keep you apprised as we continue to execute on this strategy.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending - Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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